EXHIBIT 99

For Immediate Release	Contact: Karen A. Warren (Investor Relations)
July 21, 2008	401-727-5401
Wayne S. Charness (News Media)
401-727-5983

Hasbro Reports Second Quarter 2008 Results

Highlights

•

Net revenues of $784.3 million for the quarter, an increase of $92.9 million or 13% from a year ago, or an increase of 10% absent the impact of foreign exchange;

•

Net earnings of $37.5 million, or $0.25 per diluted share, compared to $4.8 million, or $0.03 per diluted share last year;

•

U.S. and Canada segment net revenues were up 11% and International segment net revenues were up 15%, or 6% excluding the impact of foreign exchange;

•

Growth driven by strong performances from STAR WARS, LITTLEST PET SHOP, PLAYSKOOL, EASY-BAKE OVEN, NERF, INDIANA JONES and board games, including MONOPOLY and TRIVIAL PURSUIT;

•

TRANSFORMERS and MARVEL continued to make significant contributions to net revenues.

Pawtucket, RI (July 21, 2008) -- Hasbro, Inc. (NYSE: HAS) today reported second quarter net revenues of $784.3 million, an increase of $92.9 million or 13% compared to $691.4 million a year ago, or an increase of 10%, excluding the favorable foreign exchange impact of $25.0 million.  The Company reported net earnings for the quarter of $37.5 million or $0.25 per diluted share, compared to $4.8 million or $0.03 per diluted share in 2007.  The 2007 second quarter results included a final mark to market expense of $36.5 million or $0.21 per diluted share related to the repurchase of the Lucas warrants.  Excluding the final Lucas mark to market expense, earnings for the second quarter of 2007 would have been $41.3 million or $0.24 per diluted share.

 “We are very pleased with our second quarter and first half performance,” said Brian Goldner, President and Chief Executive Officer.  “The current strength of our product line is allowing us to invest in our future growth by developing our business in emerging markets, in entertainment and in digital gaming, while continuing to deliver strong earnings."

U.S. and Canada segment net revenues for the quarter were $467.7 million, an increase of $45.8 million or 11% compared to $421.9 million in 2007.  The growth in revenue is attributable to INDIANA JONES, STAR WARS and the MARVEL product lines, as well as growth in core brands including NERF, G.I. JOE, EASY-BAKE OVEN and board games, including MONOPOLY and TRIVIAL PURSUIT.  Additionally, TRANSFORMERS continued to contribute significantly to the segment in the quarter.  The U.S. and Canada segment reported an operating profit of $43.7 million.  This compares to $35.5 million of operating profit in 2007, which included a $10.4 million provision related to the EASY-BAKE OVEN product recall.

International segment net revenues for the quarter were $293.7 million, an increase of $38.5 million or 15% compared to $255.2 million in 2007.  The revenues include a positive foreign exchange impact of approximately $23.4 million or 9%.  The results reflect growth in core brands including LITTLEST PET SHOP, PLAYSKOOL, FURREAL FRIENDS, and board games, as well as INDIANA JONES and STAR WARS products.  Additionally, TRANSFORMERS and MARVEL continued to contribute significantly to the segment in the quarter.  The International segment reported an operating profit of $14.0 million, reflecting the investment spending in emerging markets, compared to $15.3 million in 2007.

“I’m very pleased with the earnings we announced today, while input cost inflation continues to be challenging, thus far we have been able to mitigate most of the impact through cost savings initiatives and pricing actions,” said David Hargreaves, Chief Operating Officer and Chief Financial Officer.

During the quarter, the Company spent a total of $51.6 million to repurchase 1.646 million shares of common stock at an average cost of $31.36 per share.   As of quarter end, there was $402.2 million remaining in the current share repurchase authorization.

The Company will web cast its second quarter earnings conference call at 8:30 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the web cast microphone).

Hasbro, Inc. is a worldwide leader in children’s and family leisure time products and services with a rich portfolio of brands and entertainment properties that provides some of the highest quality and most recognizable play and recreational experiences in the world. As a brand-driven, consumer-focused global company, Hasbro brings to market a range of toys, games and licensed products, from traditional to high-tech and digital, under such powerful brand names as TRANSFORMERS, PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, CRANIUM and WIZARDS OF THE COAST. Come see how we inspire play through our brands at www.hasbro.com. (C) 2008 Hasbro, Inc. All Rights Reserved.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s future opportunities and ability to achieve its financial goals and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and acceptance and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions in the various markets in which the Company and its customers and suppliers operate throughout the world, including factors which impact the retail market, disposable income or consumer demand for the Company’s products, the Company's ability to manufacture and deliver products, higher fuel and other commodity prices, higher transportation costs and potential transportation delays, currency fluctuations and government regulation; the concentration of the Company's customers; the inventory policies of the Company’s retail customers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; concentration of manufacturing for many of the Company’s products in the People’s Republic of China; the risk of product recalls or product liability suits; market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.  This presentation also includes the Company’s Consolidated and International segment net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation of Consolidated and International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	June 29, 2008	July 1, 2007
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 594,621	$ 525,573
Accounts Receivable, Net	562,502	417,687
Inventories	375,033	352,457
Other Current Assets	187,200	238,229
	----------------	----------------
Total Current Assets	1,719,356	1,533,946
Property, Plant and Equipment, Net	210,641	184,905
Other Assets	1,275,314	1,190,093
	----------------	----------------
Total Assets	$ 3,205,311	$2,908,944
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 192,941	$ 89,051
Current Portion of Long-term Debt	135,127	-
Payables and Accrued Liabilities	610,994	530,309
	----------------	----------------
Total Current Liabilities	939,062	619,360
Long-term Debt	709,723	494,658
Other Liabilities	248,309	247,982
	----------------	----------------
Total Liabilities	1,897,094	1,362,000
Total Shareholders' Equity	1,308,217	1,546,944
	----------------	----------------
Total Liabilities and Shareholders' Equity	$3,205,311	$2,908,944
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended		Six Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
	-----------	-----------	-----------	-----------
Net Revenues	$ 784,286	$ 691,408	$1,488,506	$1,316,675
Cost of Sales	308,222	273,212	579,383	516,664
	--------------	---------------	--------------	--------------
Gross Profit	476,064	418,196	909,123	800,011
Amortization	20,644	17,574	39,082	35,532
Royalties	68,167	62,524	126,589	112,784
Research and Product Development	45,432	38,787	87,202	74,097
Advertising	86,234	78,995	163,217	146,630
Selling, Distribution and Administration	190,078	164,539	366,271	321,464
	--------------	---------------	--------------	--------------
Operating Profit	65,509	55,777	126,762	109,504
Interest Expense	12,950	6,661	24,378	12,845
Other (Income) Expense, Net	(2,726)	27,155	(8,571)	25,098
	--------------	---------------	--------------	--------------
Earnings before Income Taxes	55,285	21,961	110,955	71,561
Income Taxes	17,799	17,160	35,999	33,870
	--------------	---------------	--------------	--------------
Net Earnings	$ 37,486	$ 4,801	$ 74,956	$ 37,691
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 0.27	$ 0.03	$ 0.53	$ 0.23
	========	========	========	========
Diluted	$ 0.25	$ 0.03	$ 0.50	$ 0.23
	========	========	========	========

Cash Dividends Declared	$ 0.20	$ 0.16	$ 0.40	$ 0.32
	========	========	========	========

Weighted Average Number of Shares
Basic	140,246	160,398	141,311	160,661
	========	========	========	========
Diluted	155,081	164,643	155,695	176,436
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
Major Segment Results and EBITDA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Six Months Ended
	June 29, 2008	July 1, 2007	% Change	June 29, 2008	July 1, 2007	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results (1)

U.S. and Canada Segment
External Net Revenues	$ 467,663	$ 421,873	11%	$ 896,185	$ 827,949	8%
Operating Profit	43,693	35,544	23%	81,004	81,294	0%

International Segment
External Net Revenues	293,688	255,174	15%	541,943	457,858	18%
Operating Profit	13,978	15,348	-9%	27,005	13,548	99%

Reconciliation of EBITDA

Net Earnings	$ 37,486	$ 4,801	$ 74,956	$ 37,691
Interest Expense	12,950	6,661	24,378	12,845
Income Taxes	17,799	17,160	35,999	33,870
Depreciation	20,459	21,764	35,772	38,624
Amortization	20,644	17,574	39,082	35,532
	------------	------------	------------	------------
EBITDA	$109,338	$ 67,960	$ 210,187	$ 158,562
	=======	=======	=======	=======

(1) Effective the beginning of fiscal 2008, Hasbro restructured its operating segments. External net revenues and operating profit presented for the quarter and year to date periods in 2007 have been reclassified into our new operating segment presentation.

HASBRO, INC.
Supplemental Financial Data
Net Earnings Per Share
(Unaudited)
(Thousands of Dollars and Shares, Except Per Share Data)
	2008		2007

Quarter	Basic	Diluted	Basic	Diluted
----------	-----------	-----------	-----------	-----------

Net Earnings	$ 37,486	$ 37,486	$ 4,801	$ 4,801
Effect of Dilutive Securities:
Interest Expense on Contingent
Convertible Debentures due 2021	-	1,059	-	-
	--------------	--------------	--------------	--------------
	$ 37,486	$ 38,545	$ 4,801	$ 4,801
	========	========	========	========

Average Shares Outstanding	140,246	140,246	160,398	160,398
Effect of Dilutive Securities:
Contingent Convertible Debentures due 2021	-	11,566	-	-
Options and Warrants	-	3,269	-	4,245
	--------------	--------------	--------------	--------------
Equivalent Shares	140,246	155,081	160,398	164,643
	========	========	========	========

Net Earnings Per Share	$ 0.27	$ 0.25	$ 0.03	$ 0.03
	========	========	========	========
Six Months
---------------
Net Earnings	$ 74,956	$ 74,956	$ 37,691	$ 37,691
Effect of Dilutive Securities:
Interest Expense on Contingent
Convertible Debentures due 2021	-	2,118	-	2,130
	--------------	--------------	--------------	--------------
	$ 74,956	$ 77,074	$ 37,691	$ 39,821
	========	========	========	========

Average Shares Outstanding	141,311	141,311	160,661	160,661
Effect of Dilutive Securities:
Contingent Convertible Debentures due 2021	-	11,566	-	11,569
Options and Warrants	-	2,818	-	4,206
	--------------	--------------	--------------	--------------
Equivalent Shares	141, 311	155,695	160,661	176,436
	========	========	========	========

Net Earnings Per Share	$ 0.53	$ 0.50	$ 0.23	$ 0.23
	========	========	========	========